EXECUTION VERSION

December 12, 2023

Mr. Timothy P. Nightingale

Dear Tim:

As discussed, your employment with Camden National Bank and Camden National Corporation (the “Company”) will terminate on December 12, 2023 (the “Separation Date”) due to your retirement for personal health reasons. This letter (this “Letter Agreement”) is being provided to you to describe amounts and the conditions on which payments and benefits will be provided to you in connection with your separation from the Company.

1.Separation. As of the date hereof, you resign from your role as Executive Vice President, Chief Credit Officer and all boards, board committees and other administrative positions you hold at or on behalf of the Company. At the close of business on the Separation Date, your employment with the Company will end automatically without further action by you or the Company. You agree to execute any further documentation the Company reasonably may request to evidence your resignation and termination of employment.

2.Vesting and Payment on Separation; Conditions to Vesting and Payment.
a.In exchange for the mutual promises set forth in this Letter Agreement (including, for the avoidance of doubt, your execution and non-revocation of the Release (as defined below)), (i) as of the Separation Date (x) the performance share units granted to you in 2021, 2022 and 2023 will be deemed earned at the target level of performance and will vest, (y) the unvested portion of the restricted share awards granted to you on April 26, 2022 and April 25, 2023 will vest and (z) the restricted stock unit award granted to you on April 25, 2023 will vest and (ii) within sixty (60) days following the Separation Date, (x) an aggregate of 7,912 shares of common stock of Camden National Corporation will be distributed to you in respect of such vested equity-based awards described in subclause (i) and (y) you will receive a cash payment of $41,500. In addition, the Company will make a discretionary matching contribution for 2023 in the amount of $848.67 to your account in the Executive Deferred Compensation Plan.

b.The vesting and distribution of the equity-based awards and cash payment described in Section 2(a) is conditioned on your execution, following the Separation Date, of a waiver and general release of claims in a form set forth on Exhibit A hereto (the “Release”), such Release not being revoked and becoming effective and enforceable in accordance with its terms and your compliance with all other terms and conditions of the Release, the Confidentiality, Non-Competition and Non-Solicitation Agreement, entered into by and between you and the Company, dated March 28, 2013 (the “Restrictive Covenant Agreement”) and this Letter Agreement.
c.You remain eligible to receive benefits under the post-retirement medical insurance provided under the Company’s existing plans and programs, and such benefits will become effective on the first of the month following your Separation Date.

3.Severability; Effect of Void Provision. If, for any reason, any provision of this Letter Agreement shall be deemed invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Letter Agreement, and each such other provision shall continue in full force and effect to the fullest extent permitted by law. If the Company or you successfully asserts that any provision in this Letter Agreement is void, the rest of the Letter Agreement will remain valid and enforceable unless the other party to this Letter Agreement elects to cancel it; provided, however, that if the Company asks you to sign a new document containing a legal and enforceable replacement provision in lieu of canceling the Letter Agreement, you shall do so.

4.Entire Agreement; No Effect on Other Agreements and Obligations. This Letter Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of any party hereto in respect of such subject matter; provided, that this Letter Agreement does not supersede or affect the validity of the Restrictive Covenant Agreement, which survives this Letter Agreement. This Letter Agreement supersedes and renders null and void the Camden National Corporation [Amended and Restated] Change of Control Agreement, dated March 9, 2015, by and between Camden National Corporation and you. The parties agree that there were no inducements or representations for the execution of this Letter Agreement except as set forth in writing herein. Except as otherwise expressly provided in this Letter Agreement, nothing in this Letter Agreement shall be construed so as to limit the existing legal obligations of the parties with respect to one another under any agreements to which they are currently parties. For the avoidance of doubt, except as expressly provided under this Letter Agreement, nothing in this Letter Agreement will alter the rights or obligations of the parties under any deferred compensation, equity compensation, or other plan, program, or arrangement in which you participate as of the date hereof, and, in each case, except as expressly provided under this Letter Agreement, the parties’ obligations and duties thereunder are not in any way modified or superseded by this Letter Agreement.
5.Arbitration. All disputes arising out of or relating to this Letter Agreement or to your employment or the termination thereof, will be resolved by final and binding arbitration in Camden, Maine, conducted by the American Arbitration Association under the Federal Arbitration Act in accordance with its Employment Dispute Resolution Rules then in effect. This section will apply both during and after termination of the employment relationship. Either party will have the right to enforce this Letter Agreement to arbitrate in either federal or state court. The arbitrator’s fees and expenses shall be payable by the Company. All proceedings and documents prepared in connection with any arbitration under this Letter

Agreement will be confidential information and, unless otherwise required by law, the contents or subject matter thereof will not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if court enforcement of an arbitration award is sought, the court and court staff hearing such matter. Should a dispute under this Letter Agreement be submitted to arbitration and you prevail in that arbitration, you will be entitled to recover reasonable expenses incurred in connection with that arbitration, including but not limited to reasonable attorneys’ fees from the Company. Should the Company prevail, or should any financial award determined by the arbitrator be between the respective amounts sought by the Company and you, each party will pay its own costs.

6.Return of Company Property. You shall return to the Company all Company property, keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, etc.), Company identification, and any other Company-owned property otherwise in your possession or control, on or promptly following the Separation Date, and you shall leave intact, and shall, for so long as you have access, continue to keep intact, all electronic the Company documents in your possession or control, including, but not limited to, those that you developed or helped develop during your employment; provided, that following the removal of access to Company systems or servers and any Company data, you may retain your Company-provided cellular phone. If, after the Separation Date, you discover Company property remaining in your possession, you agree to return such Company property to the

Company within three (3) business days of your discovery. In the event of any conflict between the provision of this Section 6 and of any applicable employee manual or similar policy of the Company, the provisions of this Section 6 will govern.
7.Cooperation. You shall provide reasonable information when requested by the Company about subjects you worked on during your employment with the Company. You further agree to cooperate fully with the Company to facilitate an orderly transition of job responsibilities to person(s) designated by the Company, and in connection with any claim, investigation, or litigation in which the Company deems that your cooperation is needed. Nothing in this Letter Agreement, in the Release restricts or limits you from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry or requires you to act in an unlawful manner. For the avoidance of doubt, the term “cooperation” does not mean that you must provide information that is favorable to the Company; it means only that you will provide information within your knowledge and possession upon the Company’s request. The termination of your employment or of this Letter Agreement will have no effect on the continuing operation of this Section 7.

8.Modification and Amendment. This Letter Agreement can only be changed or modified by another written agreement signed by the parties hereto or their respective successors and legal representatives. No waiver of any provision of this Letter Agreement shall be binding unless reduced to writing and signed by the waiving party. No such waiver of any provision of this Letter Agreement shall waive any other provision of this Letter Agreement or constitute a continuing waiver.
9.Section Headings. The Section headings herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Letter Agreement.
10.Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to its conflict of laws principles.

11.Successors and Assigns.
a.No rights or obligations of the Company under this Letter Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Letter Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

b.None of your rights or obligations under this Letter Agreement may be assigned or transferred by you other than your rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution.

1.Notices and Payments. All payments required or permitted to be made under the provisions of this Letter Agreement, and all notices and other communications required or permitted to be given or delivered under this Letter Agreement, which notices or communications must be in writing, shall be deemed to have been given if delivered by hand or via electronic mail facsimile transmission or email, or mailed by first-class mail, addressed as follows:

a.If to the Company:
Camden National Corporation 2 Elm Street
P.O. Box 310
Camden, Maine 04843-0310 Attn: Carolyn Crosby
Email: ccrosby2@camdennational.bank

b.If to you:

Timothy P. Nightingale

In the event that any amount due under this Letter Agreement becomes payable to you and you die before receiving payment of such amount, such payment shall be made to your estate.

12.Compliance with Section 409A of the Code.
a.This Letter Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”). Anything in this Letter Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any payment or benefit on account of your separation from service that you would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following your separation from service date and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restrictions.

b.To the extent that any payment or benefit described in this Letter Agreement constitutes “nonqualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service” from the Company within the meaning of Section 409A.

c.The parties intend that this Letter Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Letter Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Letter

Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation Section 1.409A-3(c)), such provision shall be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Letter Agreement will comply with Section 409A. Each payment pursuant to this Letter Agreement will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment.

2.Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Letter Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

3.Survival. Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder.

4.Counterparts. This Letter Agreement may be executed in counterparts, each of which when delivered shall be taken to be an original and which shall together constitute one fully executed document. This Letter Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Signature Page Follows]

If you agree that this Letter Agreement correctly memorializes our understandings, please sign and return this letter, which will become a binding agreement on our receipt.

CAMDEN NATIONAL BANK

/s/ Gregory Dufour
President & Chief Executive Officer

CAMDEN NATIONAL CORPORATION

/s/ Gregory Dufour
President & Chief Executive Officer

TIMOTHY P. NIGHTINGALE

/s/ Timothy Nightingale
Dated: December 12, 2023

EXHIBIT A [RELEASE]

EXECUTION VERSION

GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”), by
Timothy P. Nightingale (“Employee”) in favor of Camden National Bank, Camden National Corporation and their respective subsidiaries (collectively, the “Company”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”).
WHEREAS, Employee has been employed as Chief Credit Officer;
WHEREAS, Employee’s employment with the Company terminated, effective as of December 12, 2023 due to Employee’s retirement for personal health reasons; and
WHEREAS, Employee is seeking certain payments under that certain letter agreement entered into by the Company and Employee, dated December 12, 2023 (the “Letter Agreement”), that are conditioned on the effectiveness of this Release.
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:
1.General Release. Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including all claims arising under or in connection with Employee’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Maine Human Rights Act, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Rehabilitation Act of 1973, the Fair Labor Standards Act, the National Labor Relations Act, the Immigration Reform and Control Act, the False Claims Act, the Occupational Safety and Health Act, the Maine Whistleblowers’ Protection Act, the Family and Medical Leave Act, Maine Family and Medical Leave Requirements, Executive Order 11246, the Worker Adjustment Retraining and Notification Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, overtime pay, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; invasion of privacy; tort and other common law Claims; defamation; libel; slander; compelled self-publication defamation or other injury resulting from any oral or written statement or action made or taken by any of the Released Parties; impairment of economic opportunity; defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress or other personal injury; assault; battery, pain and suffering; punitive or exemplary damages; and life insurance, group medical insurance or other fringe benefits of any kind whatsoever (the “Released Matters”).
Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in Employee’s favor as of the Effective Date (as defined below). For the purpose of implementing a full and complete release, Employee expressly acknowledges and agrees that this Release releases all claims existing or arising prior to Employee signing this Release which Employee has or may have against the Released Parties, whether such claims are known or unknown and suspected or unsuspected by Employee and Employee forever waives all inquiries and investigations into any and all such claims.
2.Surviving Claims. Notwithstanding anything herein to the contrary, this Release shall not:
(i)release any Claims for payment of amounts payable under Section 2 of the Letter Agreement;
(ii)release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Company plans that have vested according to the terms of those plans;
(iii)release any Claims for payment of amounts payable under any applicable workers’ compensation or unemployment compensation law;
(iv)release any Claim that Employee may wish to file with any state human rights agency or commission, or federal Equal Employment Opportunity Commission (“EEOC”) or the Maine Human Rights Commission (“MHRC”); provided, that Employee may not receive monetary damages in connection with any proceeding concerning the Released Matters; or
(v)release any Claim that may not lawfully be waived.
3.Protected Activity. Notwithstanding anything herein to the contrary, this Release shall not:
(i)preclude Employee from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees; or
(ii)limit Employee’s rights under applicable law to provide information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity (including, for the avoidance of doubt, any investigation or proceeding conducted by any state human rights agency or commission, or federal EEOC or the MHRC), and Employee does not need any Released Party’s permission to do so. In addition, it is understood that this Release shall not require Employee to notify any Released Party of a request for information from any governmental entity or of Employee’s decision to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Employee recognizes that, in connection with the provision of information to any governmental entity, Employee must inform such governmental entity that the information Employee is providing is confidential. Despite the foregoing, Employee is not permitted to reveal to any third party, including any governmental entity, information Employee came to learn during Employee’s service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. In addition, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit pertaining to the Released Matters filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Release shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental entity.
4.Additional Representations. Employee further represents and warrants that Employee has not filed any civil action, suit, arbitration, or legal proceeding pertaining to private claims against any Released Party nor, has Employee assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.
5.Acknowledgements by Employee. Employee acknowledges and agrees that Employee has read this Release in its entirety and that this Release is a general release of all known and unknown Claims, including claims under the Age Discrimination in Employment Act. Employee further acknowledges and agrees that:
(i)this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Employee acknowledges that he is not releasing, waiving or discharging any Age Discrimination in Employment Act Claims that may arise after the Effective Date of this Release;
(ii)Employee is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;
(iii)Employee has been advised, and is being advised by the Release, to consult with an attorney before executing this Release;
(iv)this Release includes a release of claims under the Age Discrimination in Employment Act. Employee has been advised, and is being advised by this Release, that he has been given at least twenty-one (21) days within which to consider the Release, but Employee can execute this Release at any time prior to the expiration of such review period. Any changes to this Release will not restart the twenty-one (21) day review period; and
(v)Employee may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) written notice of his revocation of this Release to Carolyn Crosby at ccrosby2@camdennational.bank or 2 Elm Street, Camden, Maine 04843 no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”). Employee agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release. Employee is aware that this Release shall become null and void if he revokes his agreement to this Release within seven (7) days following the date of execution of this Release.
6.Cooperation with Investigations and Litigation. Employee agrees, upon the Company’s request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Employee’s tenure with the Company or its affiliate, including making himself reasonably available to consult with Company’s counsel, to provide information and to give testimony. Company will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising his protected rights in Section 3 hereof or restrict or limit Employee from providing information in response to a subpoena, other legal process or valid governmental inquiry. The term “cooperation” does not mean that Employee must provide information that is favorable to the Company; it means only that Employee will provide information within Employee’s knowledge and possession upon the Company’s request.

7.Confidentiality. In connection with Employee’s employment with the Company, Employee has had access to non-public information and materials concerning the business affairs of the Company, and/or its present or former partners, managing directors, shareholders, employees, agents, directors, officers, clients, or other third parties or the personal affairs of such individuals (“Confidential Information and Materials”), as well as other information and materials relating to the Company or its people that Employee is expected to handle discreetly. Employee agrees to hold all Confidential Information and Materials in strict confidence and to not give, disclose, copy, reproduce, sell, assign, license, market or transfer Confidential Information and Materials to any person, firm or corporation, nor allow anyone to do so on Employee’s behalf. Employee’s signature below will confirm that Employee has returned to the Company all originals and copies of documents and other materials (in hard or electronic form) relating to the Company or containing or derived from Confidential Information and Materials which are in Employee’s possession or control. Employee undertakes to immediately return to the Company any property belonging to it (or any affiliate) that subsequently comes into Employee’s possession, custody or control. Employee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Employee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising his protected rights under Section 3 hereof or restrict or limit Employee from providing information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between Employee and the Company or its affiliates, or prohibit Employee from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act. For the avoidance of doubt, nothing herein shall be construed to prevent or limit Employee from recovering a bounty or award for providing information to any governmental authority concerning any suspected violation of law.
8.Non-Disparagement. To the fullest extent permitted by law, Employee agrees not to make any defamatory or derogatory statements concerning the Company or any of its affiliates or predecessors and their respective directors, officers and employees. Nothing in this section is intended to, and shall not, restrict or limit Employee from exercising his protected rights under Section 3 hereof or restrict or limit Employee from providing information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between Employee and the Company or its affiliates, or prohibit Employee from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act. For the avoidance of doubt, nothing herein shall be construed to prevent or limit Employee from recovering a bounty or award for providing information to any governmental authority concerning any suspected violation of law.

9.Governing Law. To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of Maine applicable to contracts made and to be performed entirely within that state.
10.Severability. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.
11.Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.
12.Counterparts; Facsimile Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF, Employee has signed this Release on December 12, 2023

/s/ Timothy Nightingale
Timothy P. Nightingale